                              SETTLEMENT AGREEMENT

          This Settlement Agreement (this "Agreement") is entered into as of the 8th day of November, 2001, by CROWN GROUP, INC. ("Crown"), a Texas corporation, and FINOVA CAPITAL CORPORATION ("Lender"), a Delaware corporation.

                                    RECITALS:

          A. This Agreement involves obligations of Florida Finance Group, Inc. ("Florida Finance"), a Florida corporation; Liberty Finance Company ("Liberty"), a Florida corporation; Smart Choice Receivables Holding Company ("Smart Choice Holdings"), a Delaware corporation; First Choice Auto Finance, Inc. ("First Choice"), a Florida corporation (Florida Finance, Liberty, Smart Choice Holdings and First Choice are referred to herein collectively as the "Florida Finance Borrowers"); Paaco Automotive Group, L.P. ("Paaco"), a Texas limited partnership and successor by conversion to Paaco Automotive Group, Inc., a Texas corporation; Premium Auto Acceptance Corporation ("Paaco Acceptance"), a Texas corporation (Paaco and Paaco Acceptance are referred to herein collectively as the "Paaco Borrowers"); Smart Choice Automotive Group, Inc. ("Smart Choice"), a Florida corporation; and SC Holdings, Inc. ("SC Holdings"), a Florida corporation (Smart Choice and SC Holdings are referred to herein collectively as the "Guarantors").

          B. The Florida Finance Borrowers are indebted to Lender, as set forth
(i) in that Second Amended and Restated Loan and Security Agreement (the "Florida Finance Loan Agreement") dated as of November 9, 1998, as amended by that Third Amended and Restated Schedule to Second Amended and Restated Loan and Security Agreement dated as of September 25, 2000, and (ii) in the "Loan Documents," as defined in the Florida Finance Loan Agreement (such Loan Documents are referred to in this Agreement as the "Florida Finance Loan Documents").

          C. The Paaco Borrowers are indebted to Lender, as set forth (i) in that First Amended and Restated Loan and Security Agreement (the "Paaco Loan Agreement") dated as of March 8, 1999, as amended by that Third Amended and Restated Schedule to First Amended and Restated Loan and Security Agreement dated as of September 25, 2000, and (ii) in the "Loan Documents," as defined in the Paaco Loan Agreement (such Loan Documents are referred to in this Agreement as the "Paaco Loan Documents").

          D. Pursuant to that Amended and Restated Guaranty (the "Guaranty") executed by Crown dated as of November 18, 1999, Crown has guaranteed the payment and performance of (i) all debts and obligations of the Florida Finance Borrowers arising under the Florida Finance Loan Documents (the "Florida Finance Obligations"), and (ii) all debts and obligations of the Paaco Borrowers arising under the Paaco Loan Documents (the "Paaco Obligations"), subject to certain limitations set forth in the Guaranty.

          E. Crown has raised certain issues contesting its liability under the Guaranty, and Lender and Crown wish to settle and compromise the liability of Crown.

          NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. Definitions. As used below in this Agreement, (i) terms defined in
             -----------
the recitals above shall have the meanings therein set forth, and (ii) the following capitalized terms shall have the meanings assigned below:

     "Affiliate" means, with respect to any Person, another Person who (i) owns an equity interest in the first Person, of any degree, (ii) is owned, as to equity interest, by the first Person, in any degree, (iii) Controls the first Person, (iv) is Controlled by the first Person, or (v) is Controlled by a Person who also Controls the first Person.

     "Claims" means any and all accounts, covenants, agreements, obligations, claims, debts, liabilities, offsets, demands, costs, expenses, actions or causes of action of every nature, character and description, whether arising at law or equity or under statute, regulation or otherwise, and whether liquidated or unliquidated, contingent or noncontingent, known or unknown, suspected or unsuspected, which arise from or are related to the credit or equity relationships between Lender and any or all of the various Obligors or Crown, as the case may be.

     "Control" means the ability to substantially direct the policies of a Person, whether directly or indirectly, and whether such influence exists by right or by economic compulsion.

     "Crown Parties" means Crown and its respective predecessors, successors and assigns and their present and previous agents, attorneys, representatives, Affiliates, officers, directors, shareholders and each of them; provided, however, the Crown Parties do not include any Obligors.

     "Lender Parties" means Lender, its participants, predecessors, successors and assigns and their present and previous agents, attorneys, representatives, Affiliates, officers, directors, and each of them.

     "Obligors" means the Florida Finance Borrowers, the Paaco Borrowers and the Guarantors.

     "Person" means any natural person and any legal entity with the ability to enter into contracts.

          2. Recitals. The parties warrant and represent that the matters stated
             --------
in the Recitals of this Agreement are true.

          3. Settlement of Guaranty Liability. Concurrently with the execution
             ---------------------------------
of this Agreement, Crown agrees (a) to grant to Lender the Smart Choice Stock Option (as hereinafter defined) and (b) to pay Lender the sum of One Million and No/100 Dollars by wire transfer (the "Settlement Payment"), and Lender agrees to accept the same in full compromise and satisfaction of the obligations of Crown under the Guaranty. Crown warrants and represents that the funds constituting the Settlement Payment do not include any amounts received directly from any of the Obligors for purposes of paying the Settlement Payment, and that Crown has not received any payments from any of the Obligors, except for (a) the payment of One Million and No/100 Dollars ($1,000,000.00) from Paaco received in partial payment of Paaco's debt owed to Crown (the "Crown Sub-Debt"), (b) management fees of $10,000 per month, (c) reimbursement for reasonable and necessary expenses incurred by Crown on behalf of the Obligors and (d) interest on the Crown Sub-Debt. Lender's wiring instructions for receipt of the Settlement Payment are set forth on Exhibit "A" attached hereto and incorporated
                                    -----------
herein by reference.

          4. Assistance Respecting Forbearance Agreement. Crown has reviewed
             -------------------------------------------
that Forbearance Agreement (the "Forbearance Agreement") dated as of the date hereof, 2001, entered into by the Obligors and Lender. Crown warrants, represents and agrees that (i) to the best of Crown's knowledge, information and belief, each warranty and representation made by any of the Obligors in the Forbearance Agreement is true in all material respects, (ii) Crown (as the 70% owner of Smart Choice) will vote its Smart Choice shares for the sale of the stock of the Paaco Borrowers to Lender as provided in Section 10 of the Forbearance Agreement and will otherwise use its full influence as 70% owner of Smart Choice in good faith to cause the Obligors to comply with their obligations to Lender undertaken in the Forbearance Agreement.

          5. Option for Purchase of Smart Choice Stock. As a further inducement
             -----------------------------------------
to cause Lender to enter into this Agreement, Crown hereby grants to Lender an option (the "Smart Choice Stock Option") to purchase all 6,857,907 shares of the common stock of Smart Choice now owned by Crown, for the total option exercise price of One Dollar ($1.00) (this is not a per share price, but a total price). Lender may exercise the Smart Choice Stock Option at any time, but in full only, by written notice to Crown given within one hundred twenty (120) days of the date of this Agreement (or, if any legal proceeding stays the ability of Lender to exercise the Smart Choice Stock Option within the intended option period, within thirty (30) days after such restrictions have been finally removed, if such date would be later than the intended expiration). Upon receipt of the foregoing exercise notice from Lender, Crown shall promptly (and in any event within five (5) days) deliver the stock so purchased, which shall be fully paid and nonassessable and free and clear of all encumbrances or legends, except for a legend in customary form reflecting that the stock has not been registered under any applicable securities laws. The closing of the purchase of such stock would be evidenced by customary documents of assignment and deliveries, including warranties of title. Lender's right to exercise the Smart Choice Stock Option shall be suspended upon Lender's exercise of the Paaco Option under the Forbearance Agreement and shall terminate upon Lender's successful closing under the Paaco Option.

          6. Amendment and Restatement of Subordination Agreement. As a further
             ----------------------------------------------------
inducement to cause Lender to enter into this Agreement, concurrently with the execution hereof, Crown, Lender and Paaco have entered into that First Amended and Restated Subordination Agreement relating to debt of Paaco to Crown (the "Subordination Agreement").

          7. Capacity of Crown. Crown hereby warrants and represents that it is
             -----------------
a duly organized corporation in good standing under the laws of the State of Texas.

          8.  No Conflicting Law or Agreement. Crown hereby warrants and
              -------------------------------
represents that its execution, delivery and performance of this Agreement do not constitute a breach of or default under, and will not violate or conflict with, any provisions of its constituent documents; of any contract, financing agreement, lease, or other agreement to which it is a party or by which its properties may be affected; or any law, regulation, judgment, order or decree to which it is subject or by which its properties may be affected; nor will the same result in the creation or imposition of any encumbrance upon any of its properties.

          9.  No Consent Required.
              -------------------

              (a) Crown hereby warrants and represents that its execution, delivery, and performance of this Agreement do not require the consent or approval of or the giving of notice to any person or entity except for those consents which have been duly and finally obtained and are in full force and effect.

              (b) Lender hereby warrants and represents that its execution, delivery, and performance of this Agreement do not require the consent or approval of or the giving of notice to any person or entity except for those consents which have been duly and finally obtained and are in full force and effect.

          10. Other Documents. Concurrently with the execution and delivery
              ---------------
hereof, Crown shall deliver the following documents to Lender, in form and substance acceptable to Lender and its counsel:

          (a) Certificate of existence for Crown as available, issued by the Secretary of State of Texas.

          (b) Certificate from the Secretary of Crown certifying the adoption of resolutions by Crown's Board of Directors approving the execution, delivery and performance of this Agreement and the incumbency of its officers.

          (c) Opinion letter of Crown's general counsel in the form of Exhibit
                                                                       -------
"B" attached hereto and incorporated herein by reference.
---

          (d) The Subordination Agreement.

          11. Unconditional Full Release of All Claims and Defenses by Crown. In
              --------------------------------------------------------------
consideration of Lender's execution of this Agreement, the sufficiency of which is acknowledged, and excepting only the contractual obligations of Lender under this Agreement and under the Subordination Agreement, Crown hereby releases and forever discharges each of the Lender Parties of and from any and all Claims that Crown may have against any of the Lender Parties as of the execution of this Agreement. Crown further agrees that it shall forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action, or other proceeding, whether judicial, administrative or otherwise, or otherwise attempting to collect or enforce, any such released Claims and agrees to indemnify, defend (with counsel satisfactory to Lender) and hold harmless the Lender Parties against any and all loss, liability, claim or expense, including reasonable attorneys' fees, that any of them might incur as a result of any breach of this Section by any of the Crown Parties or the assertion of any Claims that exist as of the date of this Agreement by any of the Crown Parties.

          12. Unconditional Full Release of All Claims and Defenses by Lender.
              ---------------------------------------------------------------
In consideration of Crown's execution of this Agreement and the consideration referenced in Section 1 hereof, the sufficiency of which is acknowledged, and excepting only the contractual obligations of Crown under this Agreement and under the Subordination Agreement, Lender hereby releases and forever discharges each of the Crown Parties of and from any and all Claims that Lender may have against any of the Crown Parties as of the execution of this Agreement. Lender further agrees that it shall forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action, or other proceeding, whether judicial, administrative or otherwise, or otherwise attempting to collect or enforce, any such released Claims and agrees to indemnify, defend (with counsel satisfactory to Crown) and hold harmless the Crown Parties against any and all loss, liability, claim or expense, including reasonable attorneys' fees, that any of them might incur as a result of any breach of this Section by any of the Lender Parties or the assertion of any Claims that exist as of the date of this Agreement by any of the Lender Parties.

          13. No Alienation of Claims.
              -----------------------

              (a) Crown hereby warrants and represents that it has not granted or purported to grant to any other Person any interest whatsoever in any Claims, as security or otherwise, and that their execution hereof does not require the consent of or notice to any third party in order to be fully effective as to any Claims that may have existed in favor of Crown at any time.

              (b) Lender hereby warrants and represents that it has not granted or purported to grant to any other Person any interest whatsoever in any Claims, as security or otherwise, and that their execution hereof does not require the consent of or notice to any third party in order to be fully effective as to any Claims that may have existed in favor of Crown at any time.

          14. Valid Consideration; Binding Agreement.
              --------------------------------------

              (a) Crown hereby warrants, represents and acknowledges that this Agreement has been executed and delivered by Crown for adequate consideration and value under all applicable laws and that this Agreement is valid, binding and enforceable in accordance with its terms.

              (b) Lender hereby warrants, represents and acknowledges that this Agreement has been executed and delivered by Lender for adequate consideration and value under all applicable laws and that this Agreement is valid, binding and enforceable in accordance with its terms.

          15. Expenses. Crown agrees to pay all costs of enforcement, including
              --------
reasonable attorneys' fees, that Lender may incur in enforcing this Agreement against Crown, provided that Lender prevails in litigation for such enforcement. Lender agrees to pay all costs

6                                       -5-
of enforcement, including reasonable attorneys' fees, that Crown may incur in enforcing this Agreement against Lender provided that Crown prevails in litigation for such enforcement.

        16.   Notices. All notices, demands, and requests which may be given or
              -------
which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either: (1) personally delivered to the intended recipient; (2) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (3) delivered in person to the address set forth below for the party to which the notice was given; (4) deposited into the custody of a nationally-recognized overnight delivery service such as Federal Express Corporation, Emery, or Purolator, addressed to such party at the address specified below; or (5) sent by facsimile, telegram, or telex, provided that receipt for such facsimile, telegram, or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery or receipt or, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this Section, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

            If to Lender:    Finova Capital Corporation
            ------------
                             4800 N. Scottsdale Boulevard
                             Scottsdale, AZ  85251
                             Attention: John B. Burtchaell, Jr.
                             Fax #:480/636-6667

            With a copy to:  Boult, Cummings, Conners & Berry, PLC
            --------------
                             Suite 1600
                             414 Union Street
                             Nashville, TN 37219
                             Attention: John E. Murdock III
                             Fax #: 615/252-6359

            If to Crown:     Crown Group, Inc.
            -----------
                             4040 N. MacArthur Blvd.
                             Suite 100
                             Irving, Texas  75038
                             Attention: Mark D. Slusser, Chief Financial Officer
                             Fax #: 972-717-0973

            With a copy to:  Crown Group, Inc.
            --------------
                             4040 N. MacArthur Blvd.
                             Suite 100
                             Irving, Texas  75038
                             Attention:  T. J. Falgout, III
                             Executive Vice President and General Counsel
                             Fax #: 972-717-0973

        17. Voluntary Agreement. Crown hereby warrants and represents that it is
            -------------------
represented by legal counsel of its choice; has investigated fully its alternatives to the execution and performance of this Agreement; has had ample time to review this Agreement and consult with its counsel; is fully aware of the terms contained in this Agreement; and has knowingly, voluntarily and without coercion or duress of any kind entered into this Agreement and the documents executed in connection with this Agreement.

        18. Consent to Jurisdiction; Exclusive Venue. The parties hereto agree
            ----------------------------------------
to the jurisdiction and venue elections set forth in the Guaranty respecting all matters arising from or related to this Agreement.

        19. Not Partners; No Third Party Beneficiaries. Nothing contained herein
            ------------------------------------------
or in any related document shall be deemed to render Lender a partner of Crown for any purpose. This Agreement has been executed for the sole benefit of Lender and Crown and there are no third party beneficiaries hereof.

        20. Assignment. This Agreement shall be binding upon and inure to the
            ----------
benefit of the respective successors and assigns of Crown and Lender.

        21. Entire Agreement. This Agreement and the other written agreements
            ----------------
among the parties represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein.

        22. Amendment and Waiver in Writing. No provision of this Agreement can
            -------------------------------
be amended or waived, except by a statement in writing signed by the party against which enforcement of the amendment or waiver is sought.

        23. Severability. Should any provision of this Agreement be invalid or
            ------------
unenforceable for any reason, the remaining provisions hereof shall remain in full effect.

        24. Applicable Law. The validity, construction and enforcement of this
            --------------
Agreement shall be determined according to the substantive laws of Arizona without regard to conflicts principles.

        25. Gender and Number. Words used herein indicating gender or number
            -----------------
shall be read as context may require.


        26. Captions Not Controlling. Captions and headings have been included
            ------------------------
in this Agreement for the convenience of the parties, and shall not be construed as affecting the content of the respective sections.


        27. Waiver of Jury Trial. CROWN AND LENDER HEREBY KNOWINGLY AND
            --------------------
VOLUNTARILY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH REGARD TO ANY ACTION, PROCEEDINGS, CLAIMS OR COUNTERCLAIMS, WHETHER IN CONTRACT OR IN TORT, AT LAW OR IN

EQUITY, OF ANY TYPE OR NATURE WHATSOEVER ARISING UNDER OR CONCERNING THIS AGREEMENT.

       This Settlement Agreement is executed as of the date first written above.

                                      CROWN GROUP, INC., a Texas
                                      corporation

                                      By:_______________________________________
                                         T. J. Falgout, III, Executive Vice
                                         President and General Counsel

                                      LENDER:
                                      ------

                                      FINOVA CAPITAL CORPORATION, a
                                      Delaware corporation

                                      By:_______________________________________
                                      Name:_____________________________________
                                      Title:____________________________________

                                   EXHIBIT "A"
                                   -----------
                               Wiring Instructions
                               -------------------

Citibank
New York, New York
ABA #021 000 089
Account Name: FINOVA Capital Corp.
Account Number: 4068-0485
Reference: Rediscount Finance - Florida Finance
          ZQX(F73C1)ZQX

                                   EXHIBIT "B"
                                   -----------
                               Opinion of Counsel
                               ------------------


                              November _____, 2001


Finova Capital Corporation
4800 N. Scottsdale Boulevard
Scottsdale, Arizona 85251
Attention:  Mr. John Burtchaell, Jr.

     RE: Settlement Agreement (the "Agreement") dated as of November _____, 2001, by and between Crown Group, Inc. ("Crown"), a Texas corporation, and Finova Capital Corporation ("Lender"), a Delaware corporation

Gentlemen:

I am General Counsel of Crown. In connection with the Agreement, I have prepared and/or examined the following documents:

     1.   Executed copy of the Agreement, dated November ___, 2001.

     2. The Articles of Incorporation of Crown, together with amendments thereto.

     3.   The Bylaws of Crown.

     4. Resolutions of the Board of Directors of Crown, adopted by unanimous consent dated October 31, 2001, as certified by the Secretary of Crown on October 31, 2001, as then being complete, accurate and in effect, authorizing the execution and delivery of and performance under the Agreement.

     5. Certificate of Good Standing for Crown dated November 1, 2001, issued by the Texas Comptroller of Public Accounts.

     6. Certificate of Existence for Crown dated November 1, 2001, issued by the Secretary of State of the State of Texas.

The opinions which follow are subject to the following assumptions, limitations and qualifications:

     A. I have assumed the genuineness of all signatures, other than of Crown, the authenticity of all documents submitted to me as originals, and the conformity with the original documents of all documents submitted to me as reproduced copies, and the authenticity of all such latter documents.

     B. I have assumed the organization, existence, good standing and capacity of all persons and entities other than Crown, and that such parties, other than Crown, have the right, power and authority to execute and deliver the Agreement and to perform thereunder.

     C. I have assumed that Lender's obligations under the Agreement are within the powers of Lender and have been duly and validly authorized and that the Agreement has been duly executed and validly delivered by Lender.

     D. As to various questions of fact material to this opinion, I have made such factual inquiries of Crown, and have examined such other documents and made such examinations of applicable laws, as I have deemed necessary for purposes of the opinions expressed herein. However, where I state that a matter is to the best of my knowledge, I have relied upon the written statements of Crown, with no inquiry as to the facts other than as necessary to establish that such reliance was reasonable on my part.

     E. No opinion is expressed as to the availability of equitable remedies, including specific performance or the enforceability of any legal remedies insofar as such remedies may be subject to overriding considerations of public policy, or the effect of applicable bankruptcy, insolvency, rearrangement, moratorium, reorganization, liquidation, conservatorship, fraudulent conveyance and other laws affecting creditors' rights generally.

     F. The opinions expressed herein are limited to the laws of the State of Texas and of the United States as presently in effect. I call your attention that the Agreement provides that it is to be governed by the laws of the State of Arizona.

Based upon such examinations and investigations, and such other investigations and examinations as I have deemed necessary for the purposes of the opinions expressed herein, and subject to the assumptions stated above in paragraphs A through F, inclusive, and in my capacity as general counsel for Crown, I am of the opinion that:

     1) Crown is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the full legal power and authority to own its property and to carry on its business as currently conducted.

     2) Crown has the power and authority to execute, deliver and perform the Agreement. The execution, delivery and performance of the Agreement by Crown, have been duly and validly authorized by all necessary actions on the part of Crown.

     3) The execution, delivery and performance by Crown of the Agreement will not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Crown; (ii) require any license, approval or other action by any governmental authority that has not been obtained; or (iii) result in any violation of the provisions of any law or, to my knowledge, any order of any court or governmental agency by which Crown may be bound or to which Crown or any of its property may be subject.

All capitalized terms used herein, not otherwise defined herein, shall have the meanings given such terms in the Agreement.

This opinion may be relied upon only by Lender, its successors and assigns. It may not be quoted or relied on by, nor may copies be delivered to, any other person or used for any other purpose without my prior written consent. This opinion speaks only as of the date hereof, and I have no responsibility to update it after its delivery. This letter expresses my legal opinions as to the foregoing matters based on my professional judgment at this time. It is not, however, to be construed as a guarantee, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

                                     Very truly yours,

                                     CROWN GROUP, INC.


                                     By:_______________________________________
                                         T. J. Falgout, III, Executive Vice
                                         President and General Counsel